SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549

                              Form 11-K


(Mark One)
|X|   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES
      EXCHANGE ACT OF 1934 (FEE REQUIRED)

             For the fiscal year ended December 31, 1996

                                     OR

|_| TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED)


                    Commission file number 0-3722

      A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                    Atlantic American Corporation
                    401(k) Retirement Savings Plan

      B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                    Atlantic American Corporation
                      4370 Peachtree Road, N.E.
                        Atlanta, Georgia 30319

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ATLANTIC AMERICAN CORPORATION
401(k) RETIREMENT SAVINGS PLAN


The following exhibits are filed herewith:

     Exhibit 99.1 Financial Statements and Schedules as of December 31, 1996 and 1995 together with auditor's report.

     Exhibit 99.2   Consent of Arthur Andersen LLP


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SIGNATURES

THE PLAN. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        Atlantic American Corporation
                                        401(k) Retirement Savings Plan
                               -------------------------------------------------
                                                (Name of Plan)

Date:  June 30, 1997           John W. Hancock
       -------------           -------------------------------------------------
                               Senior Vice President - Treasurer
                               Atlantic American Corporation